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                                   EXHIBIT 7.2

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          SUMMARY UNAUDITED PROFORMA COMBINED CONDENSED FINANCIAL DATA

         The accompanying summary unaudited proforma combined condensed balance sheet and income statement combines the historical consolidated financial statements of Henderson Citizens Bancshares, Inc. and Subsidiaries with the historical consolidated financial statements of Rusk County Bancshares, Inc. and Subsidiaries and are intended to give a better picture of what the companies might have looked like as a combined entity. The summary unaudited proforma condensed combined balance sheet data assumes that the Rusk County Bancshares, Inc. and Subsidiaries merger was consummated on June 30, 2001. The summary unaudited proforma condensed combined statements of income data assumes that the Rusk County Bancshares, Inc. and Subsidiaries merger was consummated as of January 1, 2001. The companies may have performed differently if they had been combined.

         The merger of Rusk County Bancshares, Inc. and Subsidiaries will be accounted for under the "purchase method" of accounting in accordance with generally accepted accounting principles. We anticipate that approximately $4.6 million in goodwill will be created as a result of the Rusk County Bancshares, Inc. and Subsidiaries acquisition. The accompanying unaudited proforma combined condensed financial statements should be read in conjunction with the historical consolidated financial statements and notes thereto of Henderson Citizens Bancshares, Inc. and Subsidiaries and the historical consolidated financial statements and notes thereto of Rusk County Bancshares, Inc. and Subsidiaries.

         The following unaudited proforma combined condensed financial statements are presented for information purposes only and are not necessarily indicative of the results of future operations of the combined entity or the actual results that would have been achieved had the merger been consummated on the dates presented. No adjustments for possible cost synergies are reflected in the table below.

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              HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
                    Proforma Combined Condensed Balance Sheet
                                  June 30, 2001
                             (Dollars in Thousands)
                                   (Unaudited)


                                            Henderson Citizens       Rusk County
                                             Bancshares, Inc.     Bancshares, Inc.
                                               Consolidated         Consolidated            Proforma              Proforma
                                               (Historical)         (Historical)           Adjustments            Combined
                                               ------------         ------------           -----------            --------
ASSETS
------

  Cash and cash equivalents                     $   51,543           $    6,736            $ (11,279)(3)         $  47,000
  Interest bearing deposits at other banks               -               12,817                    -                12,817
  Securities available for sale                    157,541                3,318                    -               160,859
  Securities held to maturity                       49,759                1,327                    -                51,086
  Loans, net                                       175,362               30,180                    -               205,542
  Premises and equipment, net                        8,953                1,150                  400 (1)            10,503
  Accrued interest receivable                        4,010                  643                    -                 4,653
  Goodwill and other intangible assets               3,907                    -                4,580 (2)             8,487
  Other assets                                       4,038                  861                    -                 4,899
                                                ----------           ----------            ---------             ---------

                                                $  455,113           $   57,032            $  (6,299)            $ 505,846
                                                ==========           ==========            =========             =========

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Liabilities:
  Noninterest bearing deposits                  $   59,013           $    9,469            $       -             $  68,482
  Interest bearing deposits                        350,361               39,218                    -               389,579
                                                ----------           ----------            ---------             ---------

        Total deposits                             409,374               48,687                    -               458,061

Other liabilities                                    3,936                1,910                  136 (1)             5,982

Stockholders' equity:
  Preferred stock                                        -                    -                    -                     -
  Common stock                                      10,800                  510                 (510)(4)            10,800
  Additional paid-in capital                         5,400                3,500               (3,500)(4)             5,400
  Retained earnings                                 27,583                4,275               (4,275)(4)            27,583
  Accumulated other comprehensive income               417                   53                  (53)(4)               417
  Treasury stock                                    (2,397)              (1,903)               1,903 (4)            (2,397)
                                                ----------           ----------            ---------             ---------

        Total stockholders' equity                  41,803                6,435               (6,435)               41,803
                                                ----------           ----------            ---------             ---------

                                                $  455,113           $   57,032            $  (6,299)            $ 505,846
                                                ==========           ==========            =========             =========

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              HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES
                 Proforma Combined Condensed Statement of Income
                     For the Six Months Ended June 30, 2001
                             (Dollars in Thousands)
                                   (Unaudited)

                                         Henderson Citizens       Rusk County
                                          Bancshares, Inc.     Bancshares, Inc.
                                            Consolidated         Consolidated          Proforma             Proforma
                                            (Historical)         (Historical)         Adjustments           Combined
                                            ------------         ------------         -----------           --------
Interest income:
  Loans                                   $        7,201     $       1,488            $         -        $       8,689
  Securities                                       5,881               170                      -                6,051
  Federal funds sold                                 485                40                      -                  525
  Interest bearing deposits atother
    banks                                            381               368                      -                  749
                                              ----------        ----------              ---------           ----------

        Total interest income                     13,948             2,066                      -               16,014
                                              ----------        ----------              ---------           ----------

Interest expense                                   7,774               815                      -                8,589
                                              ----------        ----------              ---------           ----------

        Net interest income                        6,174             1,251                      -                7,425

Provision for loan losses                            230               124                      -                  354
                                              ----------        ----------              ---------           ----------

        Net interest income after
            provision for loan losses              5,944             1,127                      -                7,071
                                              ----------        ----------              ---------           ----------

Noninterest income                                 3,287               292                      -                3,579

Noninterest expense                                6,833             3,312                      -               10,145
                                              ----------        ----------              ---------           ----------

Income (loss) before income taxes                  2,398            (1,893)                     -                  505

Income tax expense (benefit)                         370              (472)                     -                 (102)
                                              ----------        ----------              ---------           ----------

Net income (loss)                         $        2,028     $      (1,421)           $         -        $         607
                                              ==========        ==========              =========           ==========

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              HENDERSON CITIZENS BANCSHARES, INC. AND SUBSIDIARIES

(1) Represents adjustment of Rusk County Bancshares, Inc. and Subsidiaries net assets to estimated fair value.

(2) Represents excess of purchase price over estimated fair value of net assets of Rusk County Bancshares, Inc. and Subsidiaries.

(3) Represents agreed-upon purchase price of all outstanding stock of Rusk County Bancshares, Inc. and Subsidiaries.

(4) Represents reallocation of equity section due to purchase and subsequent merger of Rusk County Bancshares, Inc. and Subsidiaries with and into Henderson Citizens Bancshares, Inc. and Subsidiaries.

(5) No adjustment for amortization of goodwill and other intangibles created in conjunction with acquisition of Rusk County Bancshares, Inc. and Subsidiaries has been taken into consideration, pending implementation of Statements of Financial Accounting Standards Number 141, "Business Combinations" and Number 142 "Goodwill and Other Intangible Assets".